NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 16, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Petroflow Energy Ltd.

Common Stock, No Par Value

Commission File Number – 001-34100

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(iv) of the NYSE Amex Company Guide (“the Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock (the “Common Stock”) of Petroflow Energy Ltd. (the “Company” or “Petroflow”) does not qualify for continued listing for the following reason:

The Exchange determined that the Company was financially impaired in that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer would be able to continue operations and/or meet its obligations as they mature.

3.

In reviewing the eligibility of the Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

a)

On March 31, 2010, the Company’s stock was halted on both the TSX and NYSE Amex due to the fact that the Company would be delinquent in its Canadian annual filing.  The Company was not delinquent in its SEC filings; however NYSE Amex thought it prudent to halt the stock based on verbal exchanges with the Company regarding their financial position.

b)

On April 14, 2010, staff sent an information request letter to the Company to gather more information on its financial position.  On April 21, 2010, the Company responded to staff, citing its large losses and negligible cash on hand.

c)

On May 7, 2010, the Company was notified by the Exchange that based on publicly available information and information provided by the Company, Petroflow was not in compliance with Section 1003(a)(iv) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards by May 14, 2010.

d)

The Company submitted its plan of compliance (the “Plan”) to the Exchange on May 19, 2010.

e)

On May 25, 2010, Petroflow announced that two of its subsidiaries filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code.

f)

On May 28, 2010, the Exchange notified Petroflow of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that the Company Plan did not make a reasonable demonstration of the Company’s ability to regain compliance by July 9, 2010. The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by June 4, 2010.

g)

The Company chose not to appeal the Staff Determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Richard Menchaca, President, Petroflow Energy Ltd.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE Amex LLC